Exhibit 10.2

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is effective on the date described in Section 16. This Agreement is made as a mutually agreed compromise among the Parties for the complete and final settlement of all claims, differences, and alleged causes of action existing between them as of the Effective Date (as defined in Section 16 the Agreement).

Parties

The parties to this Agreement are Camber Energy, Inc., a Nevada corporation (the “Company”), and Anthony C. Schnur (“Employee”). Employee and the Company are referred to collectively as the “Parties.”

Preamble

WHEREAS, Employee was previously employed as President and Chief Executive Officer of the Company pursuant to the Amended & Restated Employment Agreement with the Company dated December 12, 2012 (the “Employment Agreement”);

WHEREAS, Employee’s employment with the Company ended effective June 2, 2017;

WHEREAS, the Parties intend that this Agreement shall govern all issues related to Employee’s employment with and separation from the Company;

WHEREAS, Employee has had at least 21 days to consider this Agreement;

WHEREAS, Employee has had an opportunity to consult with independent counsel with respect to the terms, meaning and effect of this Agreement; and

WHEREAS, Employee understands that the Company regard the above representations as material and that the Company are relying on these representations in entering into this Agreement.

Agreement

NOW THEREFORE, in consideration of the mutual promises exchanged in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     Definition. When used in this Agreement, “Company and its Affiliates” includes: the Company and all of their predecessors, successors, parents, subsidiaries, divisions and other affiliated companies, and with respect to each, their, partners, partnerships, assigns, present and former officers, directors, employees, shareholders, agents and insurers.

2.     Separation Date. The employment of Employee with the Company and its Affiliates was terminated on June 2, 2017 (the “Separation Date”).

3.     Confirmation of Expiration of the Employment Agreement. The Parties acknowledge and agree that the Employment Agreement is terminated and of no further force and effect on and after the Separation Date.

4.     Pay Through Separation Date and Severance Payments.

(a)     Employee acknowledges that Employee has received all salary, wages, bonuses, benefits and all other compensation earned as of the Separation Date.

(b)     In consideration for entering into this Agreement, the Company shall (i) through June 30, 2017, pay Employee his current salary at the same times and in the same manner as is paid to all Company employees, and continue Employee’s health, dental and vision benefits as in existence on the date hereof, (ii) pay Employee $14,000 monthly for 12 months, payable on the first day of each month beginning with July 1, 2017 (collectively with the payments described in Section 4(b)(i) above, the “Cash Payment”), and (iii) issue to Employee 120,000 unregistered shares of the Company’s common stock, par value $.001 per share (the “Stock Payment”), to be issued in increments of 10,000 shares on the first day of each month, for 12 months, beginning on July 1, 2017. In addition, the Company shall provide Employee with continued coverage of health, dental and vision benefits during the period commencing on the Separation Date and ending on the earlier of twelve (12) months following such date or the date Employee becomes eligible for comparable benefits from a new employer or other entity, which benefits may be provided by the Company paying COBRA or Texas State Continuation Plan premiums on behalf of Employee (the “Continued Health Benefits”). The amount of the Cash Payment shall be reduced each month by the cost of the Continued Employee Benefits. The Cash Payment, as reduced by the amount of the Continued Health Benefits (if any), together with the Stock Payment, are referred to as the “Severance Payment.”

(c)     Employee may elect at any time prior to receiving comparable benefits from a new employer or other entity to terminate the Continued Health Benefits on or prior to the 15th day of any month during which the Severance Payment is still in effect. If so terminated, the Cash Payment for the subsequent months shall not be reduced by the amount of the Continued Health Benefits.

(d)     Employee acknowledges and agrees that the Severance Payment and related benefits are in addition to anything of value to which Employee is already entitled from the Company.

(e)     On the Separation Date, Employee resigned from all positions he holds as an officer and director with the Company and/or its Affiliates. In connection with his resignation, Employee acknowledges that he has disclosed all information to the Company and the Board of which he has knowledge which could be expected to result in a material adverse effect on the Company, its business or its results of operations after the Effective Date.

5.     Withholding. Any amounts payable to Employee hereunder, including those made pursuant to the Employment Agreement if any, will be reduced by withholdings required, in the reasonable discretion of the Company, by applicable local, state or federal law.

6.     Employee’s Covenants, Representations and Warranties. Employee covenants, represents and warrants that (a) he has, to the best of his knowledge, at all times during his employment with the Company, complied with all applicable Company policies and procedures; (b) he will not hereafter use information contained in documents and data belonging and/or pertaining to the Company and its Affiliates for any purpose; (c)  he has, to the best of his knowledge, deleted from any personal computer all documents of the Company and/or data and has returned to the Company all paper copies thereof in his possession, custody or control; (d) he has disclosed all information to the Company of which he has knowledge which could be expected to result in a material adverse effect on the Company, its business or results of operations after the Effective Date; and (e) he will maintain the confidentiality of all material, nonpublic information about the Company and its Affiliates learned while he was employed by the Company.

7.     Return of Property. Employee represents that he has returned all equipment and other property owned by the Company and its Affiliates (including but not limited to phone, computer, tablet, printer, keyboard, mouse, monitors, laminator, customer gifts, marketing materials, and stationery), and has kept no property belonging to the Company and its Affiliates; provided, however, that the Company acknowledges and agrees that Employee may retain the Company laptop computer used by Employee immediately prior to the Separation Date, subject to the terms of this Agreement regarding confidentiality.

8.     Mutual Release. In consideration for the Severance Payment, Employee unconditionally, fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue the Company and its Affiliates, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

Furthermore, in consideration of the promises made herein by Employee, the Company fully and forever waives, releases, discharges, agrees to hold harmless, and promises not to sue Employee, from and for any claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

(a)     This release includes, but is not limited to, any claim arising out of or related to the following: any claim for any wages, salary, bonus, compensation, sick time, vacation time, paid leave or other remuneration of any kind; any claim for additional or different compensation or benefits of any sort, including any participation in any severance pay plan; any claim of discrimination or retaliation on the basis of age, race, sex, religion, marital status, sexual preference, national origin, handicap or disability, veteran status, or special disabled veteran status; any claim arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act of 1938, the Texas Commission on Human Rights Act, Chapter 451 of the Texas Labor Code, or the Texas Payday Law, as such statutes may be amended from time to time; any other claim based on any statutory prohibition; any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; any tort claim or other claim for personal injury, death or property damage or loss; any claim for fraud or misrepresentation; and any personal gain with respect to any claim arising under any whistleblower or qui tam provisions of any state or federal law.

(b)     Nothing in this Agreement prevents Employee from filing a claim with the Equal Employment Opportunity Commission (“EEOC”) or the Texas Commission on Human Rights (“TCHR”) or participating in any investigation or proceeding conducted by the EEOC or TCHR; provided, however, Employee understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such proceeding or subsequent legal action.

(c)     The Parties further acknowledge and agree that Employee is not releasing any of the following: (i) any rights or claims arising after the Effective Date, (ii) any rights or claims arising from or related to any obligations that are stated or affirmed in this Agreement, or (iii) any rights or claims for indemnification pursuant to any applicable contract, policy, bylaw, or law. The Parties further acknowledge and agree that the Company is not releasing any rights or claims arising from or related to any obligations that are stated or affirmed in this Agreement.

(d)     The Company further acknowledges and agrees that the failure to make any Severance Payment or the Stock Payment by the dates contemplated in Section 4 shall render the release of claims given by and contemplated by this Section 8 null and void, provided that the amount of any such claims shall be reduced by the aggregate amount of Severance Payments or the Stock Payment received by Employee prior to the payment failure contemplated by this Section 8(d). The Employee further acknowledges and agrees that any breach by him of his agreements and obligations in this Agreement shall render this Agreement null and void and of no further force and affect.

(e)     Employee acknowledges and agrees, for the avoidance of doubt, that in the event of any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction, or any litigation, with respect to the Company and its Affiliates after the Effective Date, the release, covenants and other obligations contained in this Agreement shall survive and not be revocable by Employee under any circumstances.

9.     Future Services and Employment. From the Separation Date through June 30, 2017, Employee agrees to assist the Company with its transition plans, including through service as a consultant to the Company, on a full time basis and on the terms and conditions of compensation for Employee as in effect immediately prior to the Separation Date as provided in Section 4(a)(i) above. Notwithstanding this, Employee acknowledges that the Company and its Affiliates are not obligated to offer employment to Employee, now or in the future.

10.     Confidentiality of this Agreement. Employee agrees to keep the terms and conditions of this Agreement confidential; provided that he may disclose the terms of this Agreement to his attorneys, his accountants and his spouse, if he obtains the prior agreement of such persons to hold such information in confidence. The Company agrees to keep the terms and conditions of this Agreement confidential; provided that they may disclose the terms of this Agreement to their attorneys, accountants, officers, directors, board members, and other employees if reasonably necessary for business or reporting purposes, if they obtain the prior agreement of such persons to hold such information in confidence. Notwithstanding anything to the contrary, both Parties are permitted to disclose the terms of this Agreement as required by any laws or reporting regulations.

11.     No Oral Representations; Authority. The Parties warrant that no representations have been made other than those contained in the written provisions of this Agreement, and that they do not rely on any representations not stated in this Agreement. The Parties further warrant that they or their undersigned representatives are legally competent and fully authorized to execute and deliver this Agreement.

12.     Independent Counsel. The Company has advised Employee to consult with independent legal counsel and tax advisors prior to executing this Agreement, and Employee acknowledges being given that advice. Employee acknowledges that Porter Hedges LLP is acting solely as counsel to the Company with respect to this Agreement.

13.     Mutual Non-Disparagement. Employee agrees not to disparage, either orally or in writing, any of the Company and its Affiliates, or their respective businesses or operations. The Company agrees not to disparage, and to cause its Affiliates not to disparage, either orally or in writing, Employee.

14.     Neutral Job Reference. The Company agrees to refer any requests for an employment reference to the head of Human Resources or other responsible Company personnel. All such requests for references will be responded to with a neutral employment reference consisting solely of information regarding the dates of Employee’s employment, positions held, salary/pay and benefits structure, and job duties.

15.     Litigation and Regulatory Cooperation. Employee shall provide reasonable cooperation, subject to personal and business commitments, in the defense or prosecution of any claims or actions now in existence or which may be brought in the future which relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available at mutually convenient times and with reasonable advance notice to meet with counsel to prepare for discovery or trial and to act as a witness. Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company, provided that such cooperation does not unreasonably interfere with Employee’s personal and business commitments. The Company shall compensate Employee at an hourly rate commensurate with his final salary for any time spent on such matters, and shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with Employee’s performance of obligations pursuant to this Section 15.

16.     Revocation of Agreement; Effective Date. Employee, at Employee’s sole discretion, may revoke this Agreement on or before the expiration of seven calendar days after signing it. Revocation shall be in writing and effective upon dispatch via e-mail to the following: fred@fredzeidman.com. If Employee elects to revoke the Agreement, all of the provisions of the Agreement shall be void and unenforceable. If Employee does not so elect, the Agreement shall become effective at the expiration of the revocation period (i.e., on the eighth day after Employee signs the Agreement) (the “Effective Date”).

17.     Third Party Beneficiaries. Employee agrees that the Affiliates of the Company shall be a third party beneficiary of Employee’s obligations under this Agreement that are applicable to such Affiliate.

18.     Entire Agreement. This Agreement embody the entire agreement between the Parties, supersede all prior agreements and understandings relating to the subject matter hereof, and may be amended or modified only by an instrument in writing executed jointly by the Parties.

19.     Choice of Law and Place of Performance. This Agreement is made and shall be enforced pursuant to the laws of the State of Texas, and all performance required by the terms of this Agreement shall take place in Harris County, Texas.

20.     No Admission. The Parties acknowledge that this Agreement is the result of a compromise and shall never be construed as, or said by either of them to be, an admission by the other of any liability, wrongdoing, or responsibility. The Parties expressly disclaim any such liability, wrongdoing, fault, or responsibility.

21.     Employee and Company agree that the Cash Payments called for in Paragraph 4 shall be made by wire transfer pursuant to instructions to be delivered by Employee.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date indicated below

Anthony C. Schnur	CAMBER ENERGY, INC.

	By:	/s/ Fred S. Zeidman
/s/ Anthony C. Schnur	Name:	Fred S. Zeidman
	Title:	Chairman of the Board
	Date:	June 2, 2017
Date: June 2, 2017

4852-0861-9849, v. 2

[Signature Page – Separation Agreement and Release – Schnur]